Exhibit 99.4

PrimeGen™ US
A StemMED Scientific Inc. company



Building Accelerated Stem Cell Therapies

May 2024

PrimeGen US Inc. at a Glance

PrimeGen BioTech Inc. (re-organized in 2019 & became PrimeGen Global Inc.) was founded in 2002. In January 2023, StemMED Scientific Inc. became the majority and controlling shareholder of PrimeGen Global Inc. PrimeGen US, Inc. is a wholly owned subsidiary of PrimeGen Global Inc. PrimeGen with nearly two decades of stem cell research and more than US$65 million invested, has successfully developed cell-based treatment for acute liver injury with MSCs (Mesenchymal Stem Cells). PrimeGen US is applying to the U.S. Food & Drug Administration (FDA) for clinical trial as an Investigational New Drug (IND) for acute liver injury. PrimeGen US intends to first manufacture and market this IND in the US, then the worldwide market.

Description

- PrimeGen US, Inc. (PGUS) is a clinical stage company engaged in the research and development of life-saving stem-cell therapies. After nearly two decades of extensive research into the application of stem cells for the treatment of inflammatory diseases and based on the data from the successful research study cooperated with the Keck School of Medicine of University of Southern California (USC), PGUS has engaged ProPharma Group, one of the leading global consultants for FDA application to assist PGUS to prepare the documents and data required for its IND application with the US FDA to treat alcohol-related liver diseases.

- PGUS has a pending patent, "Method, and Composition for Treating Liver Disease" and exclusive license of five patents, "related to Stem-cell Activation" technology for inflammatory disease from Rutgers University. PGUS establishes a partnership with RoosterBio Inc. and cGMP CMO to mass produce FDA certified, Masterfile, clinical grade Activated Mesenchymal Stem Cells (MSCs). PGUS will utilize this FDA certified MSC for clinical trials and treatment of Acute Liver Injury. Numerous studies and peer-reviewed published research indicate that activated MSC are far more effective than non-manipulated MSC in managing inflammatory reactions both *in-vitro* and *in-vivo*. It is PGUS's proprietary ability to "accelerate" the potency of mesenchymal stem cells in an allogeneic therapeutic model that could enable PGUS to deliver novel, superior stem-cell treatments for liver and potentially other life-threatening diseases.

- In the last several years, PGUS's work has focused exclusively on the greatest natively powerful and expandable MSCs, which are derived from human umbilical cord (known as hUC) derived MSCs, or hUC-MSCs. This very-early-life tissue's cells offer potent regenerative, anti-inflammatory, and immuno-regulatory properties at the outset and offers high cell yields. While typically discarded at birth, this tissue by nature has greatly increased biological potential versus cells derived from adult tissues like bone marrow or adipose tissue.

- PGUS has proven the improved efficacy of using human umbilical cord derived allogeneic cells compared to that of autologous cells. Allogeneic cells are estimated to offer a much more scalable, cost-effective, and sustainable therapeutic solution. PGUS's ability to apply patented/proprietary, potency-enhancing stem cell activation methods to better ameliorate injurious inflammatory responses has led to the creation of the ***PrimeGen Activated MSC*** platform. Additionally, PGUS has developed cryoprotective methods that allow for large-scale cell production, sustained storage, and safe distribution of its proprietary activated MSCs.

- The ***stemXcell*** platform allows for the rapid identification of regulatory cytokines and proteins responsible for immune and inflammatory response. With ***PrimeGen Activated MSC***, PGUS has ability to develop targeted therapies for multiple inflammatory diseases, thus creating an extensive drug development pipeline.

Table of Contents



PrimeGen™ US

PrimeGen US Company Structure



PrimeGen™ US

Company Structure


Other Share Holders
StemMED Scientific Inc.
(California Corporation)
Other Share Holders
16.64%
83.36%
88%
12%
PrimeGen BioTech LLC.
(Delaware Corporation)
PrimeGen Global Inc.
(Cayman Islands Company)
100%
PrimeGen US Inc.
(Delaware Corporation)
IP Holding Company
Holding 5 exclusively licensed patents from Rutgers University plus 5 PrimeGen BioTech issued patents and 2 pending Patents from PrimeGen US
Issue non-exclusive license of the 5 exclusively licensed patents from Rutgers University plus the 5 issued patents & 2 pending to PrimeGen US
Operating Company
2 pending Patents issued to PrimeGen US, which were transferred to PrimeGen Biotech, and also apply U.S. FDA IND clinical trial, manufacture Activated MSCs for Acute Liver Injury treatment and market this treatment worldwide

PrimeGen™ US

PrimeGen US Business, Marketing & Sales Plan



Business Plan (1)

- **FDA IND Application** – In late 2023, PrimeGen US Inc. (PGUS) has begun the US FDA Investigational New Drug (IND) Application on treatment of acute liver injury, based on research done by PGUS in collaboration with the Keck School of Medicine of University of Southern California (USC).
- **Develop International Market** – According to market research published by ResearchAndMarkets, the global liver disease treatment market reached a value of US$ 20.83 billion in 2021. ResearchAndMarkets expects the market to reach a value of US$ 30.91 billion by 2027. PGUS plans to start developing this large international market for the treatment of Acute Liver Injury after PGUS begins its US FDA IND application process (~late 2023), which is expected to be in parallel to PGUS's FDA application. These applications will be supported by research and data developed by PGUS, including data developed by PGUS in collaboration with the Keck School of Medicine of University of Southern California (USC). In the near terms, PGUS intends to target five international markets, in conjunction with the US market. The five markets are: (1) European Union (EU), (2) Panama, (3) Australia, (4) Taiwan, and (5) Hong Kong.

  - **European Union (EU) market** – According to a report in The Lancet published on December 2, 2021, liver disease continues to gain importance and is now the second leading cause of years of working life lost in the European region. The ProPharma Group; PGUS's consultant for the US FDA IND application is one of the leading Pharmaceutical Regulatory and Compliance Consultancy firms in the US and for the European Medicines Agency (CMA) drug approval application. Therefore, as a result of PGUS's exceptionally successful research results, PGUS plans to start the CMA application once PGUS completes clinical trials for the treatment of Acute Liver Injury in the EU market.

  - **Panama market** – The Panama government has a very "friendly" view on to stem cell treatment, and many US patients have been traveling to Panama for stem cell treatment. PGUS has been in discussions with doctor(s) from a major US medical center to cooperate and establish a stem cell (MSC) treatment operation for Acute Liver Injury in Panama.

  - **Australian market** – Currently, PGUS is furthering discussions in its Australian network of more than 290 hospitals with the aim to establish cell-based activated MSC treatment for Acute Liver Injury in Australia.

Business Plan (2)

- **Taiwanese market** – The Taiwan government has a policy to promote stem cell treatment and liver disease is a major health issue in Taiwan. PGUS has an extremely vast network in Taiwan. According to the Global Burden of Disease (GBD) Study, more than 14,000 people die of liver disease in Taiwan every year. Therefore, PGUS plans to actively develop the MSC treatment of Acute Liver Injury in the Taiwanese market.

- **Hong Kong market** - According to the market research report "***A country with major liver diseases, a massive market that cannot be ignored - Panorama of medication for liver disease***" published by the Ping An Securities Company, Limited of China on February 19, 2020, there are 90 million hepatitis B virus (HBV) carriers, 10 million hepatitis C virus (HCV) carriers, 170-310 million non-alcoholic liver disease patients, and 7 million liver cirrhosis patients in China. The huge number of patients with basic liver diseases causes up to 460,000 new liver cancer patients in China every year. In 2018, the Chinese liver disease drug market size was approximately 16 billion yuan (US$ 2,222,684,800). For liver cirrhosis, the treatment includes administrating anti-inflammatory and hepatoprotective drugs include ursodeoxycholic acid, obeticholic acid, traditional Chinese medicine, etc. to slow down the progression. The 5-year survival rate in the decompensated stage is about 40%. This means 60% of the 7 million (4.2 million) liver cirrhosis patients could die of acute liver failure within five years. Hong Kong is gradually becoming the desired location for Chinese medical tourists. Because it is easier for Chinese to obtain a visa to go to Hong Kong than other areas, also Chinese has no language barrier in Hong Kong, and it has a well-managed professional medical infrastructure. In Hong Kong, beside the Hong Kong Hospital Authority managed 43 public hospitals and institutions, 49 Specialist Out-patient Clinics and 74 General Out-patient Clinics, there are 13 well managed private hospitals operated by various organization. With more and more Chinese medical tourists going to Hong Kong for medical treatment, therefore, in July 2020, the University of Hong Kong Shenzhen Hospital (HKU-SZH) was opened in Shenzhen providing a more convenience location for Chinese patients. HKU-SZH is a major comprehensive public hospital with 600-bed operated by the University of Hong Kong with modern medical management. With this medical infrastructure, we can foresee many Chinese chronic hepatitis and acute liver injury patients will travel to Hong Kong for PrimeGen US's lifesaving Activated MSC cell therapies for both chronic and acute liver disease.

Projected Revenue and EBITDA (US$ million)


8.000
7.000
6.000
5.000
4.000
3.000
2.000
1.000
-
(1.000)
Average GP% = 88%
2025-2034 Revenue CAGR=136%
2025-2034 EBITDA CAGR=189%
Treatments : ALF = 72 Maintenance = 0
Treatments : ALF = 2,400, Maintenance = 1,422
Treatments : ALF = 22,830, Maintenance = 70,800
23A
24P
25P
26P
27P
28P
29P
30P
31P
32P
33P
34P
Revenue
EBITDA

Sales & Market Plan in USA

According to a news article **Six Reasons Drug Prices Are So High in the U.S**., which was published on January 17, 2024, on the New York Times, “*The U.S. market is the bank for pharmaceutical companies,” said Ameet Sarpatwari, an expert in pharmaceutical policy at Harvard Medical School. “There’s a keen sense that the best place to try to extract profits is the U.S. because of its existing system and its dysfunction*.” According to this news article, manufacturers retain only half the money that health care payers initially spend on prescription drugs before discounts are applied, according to a 2022 study (***The Pharmaceutical Supply Chain, 2013 - 2020.***) funded by Pharmaceutical Research and Manufacturers of America (PhRMA). Drug industry executives often say their prices reflect the value their products provide to society. For example, a one-time $3 million cure may be a bargain if it ends up averting $10 million in hospital bills and lost wages. Drug companies also say the prices of medications reflect the huge, rising costs of running clinical trials and the need to recoup expensive investments in failed drugs. But according to **Association of Research and Development Investments With Treatment Costs for New Drugs Approved From 2009 to 2018**, which was published on September 26, 2022, by JAMA Network, academics have found no relationship between how much drug companies spend on research and how much they charge. **The reality, experts say, is that companies set their prices as high as the market will bear**.

With this market reality in the US pharmaceutical market, the sales & market and pricing strategy of PrimeGen’s MSC Treatment of Acute Liver Injury has to be based on and related to the cost of liver transplant in US and the international price will have to be based on and related to the liver transplant cost of different countries outside of the USA. In 2020, the average cost of liver transplant in US is US$ 878K, with an annual 4% inflation it would make a transplant US$ 1.02 million in 2024.

Sales & Marketing Plan (2)

The PrimeGen pricing structure in US is related to the cost of a liver transplant, which is around US$ 1 million, and it does not include the monthly costs of anti-rejection drugs, follow up visits, hospitalizations, and any complications due to SOT (solid organ transplant).

PrimeGen will set the price of the MSC Acute Liver Injury treatment around US$ 500K per treatment before discounts, which is substantially lower than the cost of liver transplant and provide a substantial "margin" to hospitals, clinics, and medical facilities as an alternative to liver transplant.

Depending on the dose of 3 to 3.5 million MSC per kg of patient weight, each dose interval may be about 3 weeks. This is similar to the breast cancer or lung cancer chemo dosing schedule. The PrimeGen MSC treatment of Acute Liver Injury can be considered as a treatment, which is transforming the acute liver injury from an acute disease to a chronic disease until the liver can regenerate back to a fully healthy liver.

Therefore, maintenance treatment would be required and there will also be a weight-based dosing pricing plan. Not knowing how the patients who are in stage 4 cirrhosis of the liver will respond to treatment, it is assumed that the patient will take several maintenance doses in the subsequent years. Further investigation will be done in Phase 1-2 clinical trials.

Sales & Marketing Plan (3)

In the USA market, PrimeGen US will develop a Market Activation and Pre-Launch Plan

PrimeGen US will establish a core marketing team, which includes (1) Medical Director, (2) Medical Science Liaison (MSL), (3) Sales and Marketing Director, (4) Sales Consultant and (5) contracted Market Access Manager, nine to twelve months prior to the launch of PrimeGen US's MSC treatment of Acute Liver Injury.

1) The Medical Director is the scientific expert, conscience keeper, and people leader, as well as being the external face of the PrimeGen US. He is responsible for directing the distribution of scientific and medical information at kick-off meetings and face-to-face client meetings.

2) The MSL is responsible for sharing his scientific expertise to internal colleagues of the marketing team. One of the primary areas of focus for the MSL role is to establish and maintain peer-to-peer relationship with leading physicians of the client as external experts of the treatment.

3) The Sales and Marketing Director will develop and establish a sales and marketing plan and also direct the marketing and sales activities of the launching of the MSC treatment of acute liver injury, which including activities related to advertising and publish relations.

4) The Sales Consultant is responsible to promote and sell the PrimeGen US's MSC acute liver treatment to healthcare facilities and practitioners. They will manage the client regulatory documents, contact hospitals and clinics, and present product lines to physicians and other medical professionals.

Sales & marketing Plan (4)

5) Contracted Market Access Manager will provide expert guidance to PrimeGen US's core marketing team at each point along the access-and-commercialization continuum. With a deep understanding of the current market landscape, the Market Access Manager will support PrimeGen's marketing team and help Primegen manage contact with Medicare, State Medicaid, Health Systems, HMO's, and GPO's. The Market Access Manager will also help to develop solutions to reduce the impact of out-of-pocket expenses under the Medicare Part D plan, support strategic pricing and contracting for novel product market entry and provide innovative distribution, and chain strategies.

International Sales & Marketing

To avoid any potential entanglements with FDA on pricing, the PrimeGen MSC treatment for Acute Liver Injury will be sold to outside companies for marketing in countries outside the US.

LIVER DISEASES

Main causes of liver damages:

- Virus infection
- Drug overdose
- Alcohol
- Obesity
- Genetics



(A) Acute Failure

(B) Acute-on-Chronic Failure

(C) Fibrosis & Cirrhosis (Chronic)

PRESENT TREATMENT METHODS

- Steroid injection (limited benefit in terms of overall & spontaneous survival)
- Liver transplant (about US$ 878k* & > $20k/yr in the USA)


Donor
Recipient

Liver Cancer

- Liver transplant
- Ablation
- Embolization
- Radiation
- Chemotherapy
- Targeted drug
- Immunotherapy

* Medical New Today 2023-2-9

Limitations of Steroid Injection for Liver Treatment


Steroid Injection for Liver Failures

4) **High and prolonged dosage has side effects # :**

- Cartilage damage in joints
- Reduction of bone density
- Affect to gastric mucosa
- Suppression of immune system
- Pain and swelling after injection
- Limited/short-term efficacy of relieving pain
- Depletion of energy reserves

1) **Survival rate around 38%***


Steroid
No steroid
Spontaneous survival (%)
60
50
40
30
20
0
0
38.2%
20.2%
29.4%
5.1%
52.4%
24.3%
32.4%
14.1%
50.0%
24.1%
Overall
ALF
SALF
Viral
Non-Viral

Spontaneous survival among patients

2) **Application is generally on acute failure caused by Autoimmune Hepatitis ****

3) **Ineffective for patients with rapid progression or End-stage liver failure***

* Data from Experimental and Therapeutic Medicine 11/2016

** Data from Johns Hopkins Medicine on acute liver failure

\# Data from Cornell Pain Clinic

Potential Advantages of Mesenchymal Stem Cell (MSC) Treatment over Liver Transplant


Activated MSC Treatment for Acute Liver Injury

7) More cost effective

6) No need to procure a compatible organ (ie, no organ supply limitation)

5) No After-surgery complications

Early < 6 months	
Graft	• Primary non function • Delayed graft function
Surgical	• Bleeding • Hepatic artery thrombosis • Venous thrombosis • Bile leak • Anastomotic stricture – Biliary
Medical	• Infections • Rejection
Late > 6 months	
Graft	• Ischaemic cholangiopathy
Surgical	• Biliary anastomotic stricture • Vascular stricture • Hepatic artery thrombosis • Incisional hernia
Medical	• Infections • Late rejection / chronic rejection • Malignancy • Cardiovascular disease • Renal impairment • Disease recurrence

4) MSC may be stored for a long duration at -80°C, and available for use at the desired time and location

1) No ethnical issues for MSC treatment

2) Liver transplant survival rate:

- 93.2% In-hospital*
- 77.3% after surgery*
- 87.4% within 1 year**
- 73.8% within 5 years**

3) MSC treatment is simple and fast process – it doesn't require injection by a surgeon or use of anesthetist

* Data from Ann Transplant 2020-12-4 ** Data from Transplant Intl 2022-5-9

Market Potentials

Worldwide

2017, Patients Living with:

Chronic Liver Disease	1.5 B *
Liver Cirrhosis	160 M

GBD - 2019 Death caused by:

Acute Hepatitis	79k
Cirrhosis (alcohol)	372k
Cirrhosis (others)	1,100k
Total	1,551k

Liver Diseases Treatment Market Other Than Stem Cell

2021	US$ 20.8 B #
2027	US$ 30.9 B

(CAGR @ 6.5%)

USA

Americans Living with Chronic Liver Disease	4.5 M **

GBD - 2019 Death caused by:

Acute Hepatitis	1k
Cirrhosis (alcohol)	17k
Cirrhosis (others)	50k
Total	68k

Liver Transplants in 2022	9,528 ##
Waiting List 1/2023	10,625

* Data from Lancet/ Frontier
** Data from American Liver Foundation
\# Data from Research And Markets/ IMARC Group 4/2022
\## Data from Health Resources & Services Administration (organdonor.gov)

Mortality Caused by Acute Hepatitis & Cirrhosis in 2019

Cases	Total	Acute Hepatitis	Cirrhosis (Alcohol)	Cirrhosis (Others)
WORLDWIDE	1,551k	79k	372k	1,100k
Including regions like :				
USA	68k	1k	17k	50k
Other high income	137k	1k	49k	87k
China	156k	4k	30k	122k
	361k	6k	96k	259k


Mortality - Acute Hepatitis & Cirrhosis
1,800,000
1,600,000
1,400,000
1,200,000
1,000,000
800,000
600,000
400,000
200,000
-
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
Worldwide Mortality
Target regions

* Data from Global Burden of Diseases

US FDA Investigational New Drug (IND) Application Timeline

PrimeGen US Signs Contract with the ProPharma Group to process the IND Application:
ProPharma Group; a leading global provider of regulatory, clinical, quality and compliance, medical information and pharmacovigilance services; is assisting PrimeGen US to process the US FDA IND Application in 2023.

Biological License Application (BLA) Approval Process

Regulatory Strategy	Pre-IND Meeting	IND Submission	Clinical Trials	BLA Development /Submissions	BLA Approval Process
2 MONTHS	3 MONTHS	3 MONTHS	Duration and Cost vary based on clinical trial protocol	12 MONTHS	10 MONTHS

Kicked off in late 2023

Experimental treatment can be commenced in USA & Internationally

STEPS DONE SIMUTANEOUSLY

Initial Pediatric Study Plan	EoP2 and/or Pre-BLA Meetings
3 MONTHS	3 MONTHS

Commercialization in the USA will be commenced

PGUS had conducted a large animal dosage safety research with 3 pigs with multiple injections of PGUS's Activated MSCs. The complete blood count and serum chemistry indicate no inflammatory response in the pigs for up to 320 days after treatment. But our Medical Adviser, Dr. Linda SHER has recommended a new test, and PGUS delays the FDA IND Application's Formal Meeting for several months to include the new data from this new large animal (pigs) safety and dosage test. In addition, PGUS will also include a new test that could help to evaluate the potential of using PGUS's Activated MSC for liver cancer treatment. This test will perform up to 85% hepatectomy on pigs' liver to evaluate whether liver cancer patients can survive after hepatectomy of up to 85% of their liver. With these new data, PGUS may get Fast Track approval from FDA without completing the Phase 3 clinical trials.

PrimeGen US interests in additional investment to increase its resources for the clinical trails of Acute Liver Injury treatment with Activated Mesenchymal Stem Cell (MSC)

Projected Costs of Clinical Trials

- 1st Market – USA (Phase 1, 2 & 3) **US$ 30 M**
- 2nd Market – International (Phase 1, 2 & 3) (Hong Kong & Taiwan) **US$ 50 M**

Liver Diseases Treatment Market Other Than Stem Cell

2021	US$ 20.8 B #
2027	US$ 30.9 B

MORTALITY	Acute Hepatitis	Cirrhosis (Alcohol)
WORLDWIDE	79k	372k
Target regions	6k	96k

PrimeGen™ US

PrimeGen US Management Team



PrimeGen US Inc. Management Team

Management Team Information (1)

- **Mr. Daniel O. CHIU**

  Chairman of the Board

  Chairman and Chief Technical Officer of X-Spatial Media Technology Limited. X-Spatial Media Technology is one the leading acoustic technology company, which business cover US, China, Taiwan, Hong Kong, India, and Southeast Asia. Mr. CHIU has a long history and interest in medical technologies and had invested and developed medical related business. A mechanical engineer by training, Mr. CHIU has extensive experience in state-of-the-art aerospace technologies, hi-tech engineering, project management, strategic planning, and major international project developments. In the 1980s and 1990s, Mr. CHIU was an independent consultant to several multi-national companies in relation to their investment and projects in China and Asia. Mr. CHIU assisted a major European radar and airport company obtain major contract of more the US$ 180 million in China, and a major US telecom equipment company to obtain its first provincial wide telephone switching equipment contract in China. Prior to establishing himself as a hi-tech project development expert, he had a long-standing career in the US aerospace industry with Ford Aerospace, Hughes Aircraft and Rocketdyne, involving in the state-of-the-art technology projects include the Space Shuttle Main Engine, Galileo Jupiter space craft and satellite programs.

  Mr. CHIU received his B.Scs. in Mechanical Engineering from California State University of Long Beach.

- **Mr. Wai Sun SZETO**

  Chief Executive Officer, Board of Director

  Mr. SZETO is an accomplished business development strategist, who is well versed in the formation of U.S. and international joint ventures. Together with his strong experience in the development of global supply chains and manufacturing facilities, Mr. SZETO has assisted some of the largest companies in the world to generate billions in revenue. Prior to becoming COO of PrimeGen, Mr. SZETO held senior management roles in the China operation and establish the technology subsidiaries of Kingston Technology, which is one of the largest semiconductor memory products manufacturers in the world. Before Kingston, Mr. SZETO served with Mr. Tom YUEN, the founder of PrimeGen as Vice President of Global Operations of AST Research, a Fortune 500 company and one of the world's leading, personal computer manufacturers at the time. He managed engineering groups that created leading-edge personal computers, developed global manufacturing and supply chain networks, cultivated strategic supplier relationships, and oversaw Asia Pacific marketing and sales.

  Mr. SZETO received his B.Scs. from the California State Polytechnic University, Pomona, and his M.Scs. in computer science from the University of Southern California.

PrimeGen US Inc. Management Team

Management Team Information (2)

- **Mr. John T.H. CHANG**

  Chief Financial Officer, Board of Director

  Mr. CHANG is a highly experienced financial officer with more than 50 years' experience in managing company finance including publicly listed health companies. His experience including as Controller of Jonathan Club in Los Angeles, Manager of system and reporting at Ross Loos Medical Group, Controller of International division for National Medical Enterprises, CFO of Hollywood Reporter, President of Physician Administrators President of Winford, Inc., where Mr. CHANG developed the operation and financial systems from scratch, properly control the cash inflow, disbursements, and reporting. Recruit employees, improve quality and efficiency in operation. Obtaining support from bank to build a second operation and greatly increase the profitability position. Shareholders' dividends have increased 10-fold.

  Mr. CHANG graduated from National Taiwan University and received his MBA at the University of California, Los Angels (UCLA) business School.

- **Mr. Brian LU**

  Vice President, Marketing & Sales

  Mr. LU has more than 25 years of experience in pharmaceutical marketing with major international pharmaceutical companies. He is very knowledgeable in working with major medical research facilities in pharmaceutical clinical trial and working closely with major hospitals for treatment. He is specializing in oncology drug. He received many awards in marketing and sales, (1) 1997 Rhone-Poulenc Rorer Pharmaceuticals Sales Representative of the Year, (2) 2001 finished 120.7% of quota and ranked 1st in the Region and 8th in the Nation and Sales Representative of the Year, (3) 2002 Regional Top 5 award for Taxotere ranked 3rd in the region with quota attainment of 116.96% and two times Ring Club winner, (4) 2003 Ranked 3rd in the region and finished December 104% of quota, (5) 2007 CEO Club 3rd Quarter and ranked 6th in the nation in CEO Club, (6) 2013 Won LA District Leadership Award.

  Mr. LU received his B.A. from the University of California, Riverside and received his MBA from Pepperdine University.

PrimeGen US Inc. Management Team

Management Team Information (3)

- **Dr. Wei FAN, Ph.D.**

  Senior Scientist

  Dr. FAN was a Research Fellow of the National Institute of Environmental Health Sciences (NIEHS) at Durham, North Carolina, which is one of the 27 institutes and centers of the National Institutes of Health (NIH). Dr. FAN has more than 8 years in mouse Embryonic Stem Cells (mESC) research and over 14 years of in-vivo animal (mouse) experiment hands-on experience. He is a results-driven and highly accomplished professional with a robust academic foundation in STEM cell research and regenerative medicine. He is an expert and has comprehensive understanding of cell and molecular biology. He also has expertise in essential industrial-scale practices such as Good Laboratory Practice (GLP) and Good Manufacturing Practice (GMP). He has an unique blend of scientific acumen, teamwork skills, and adaptability positions to make immediate and significant contributions in a dynamic environment.

  Dr. FAN received his Doctoral Fellowship from the Institute of Anatomy & Medical Cell Biology, Giessen, Germany, his Doctor of Philosophy (Ph.D.) in Human Medicine from Justus Liebig University, Germany, his Master of Science in Applied Biomolecular Technology from University of Nottingham, United Kingdom and his Bachelor of Science in Food Bioscience from University of Reading, United Kingdom.

- **Dr. Xuiping LI, Ph.D.**

  Senior Scientist

  Dr. LI is a self-motivated research scientist with competent background in molecular biology, cell biology, biochemistry, immunology and metabolism. Solid experience in molecular biology and associated techniques, including next-generation sequencing (bulk RNA-seq, scRNA-seq). Having great enthusiasm for integrating basic science with translational medicine, such as drug discovery, cell therapy and gene therapy, etc. Strong ability to collaborate and work in a team environment on multi-disciplinary projects.

  Dr. LI received her Postdoctoral Research from Stanford University, School of Medicine, CA, USA, her Ph.D. from Fudan University, School of Life Sciences, Shanghai, China, and her B.S. Biotechnology, Shenyang Agricultural University, Liaoning, China.

PrimeGen US Inc. Management Team

Management Team Information (4)

- **Ms. Chu Jung WEI.**

  Bio-Engineer

  Ms. WEI is experienced in building Competitor Database, draft customer requirement and product requirement. She is also has excellent laboratory skills, which include IVD (In Vitro Diagnostics) lab setting, proficient in Multi-color Flow Cytometry, nucleic acid extraction, plasmid construction, Molecular cloning, PCR, qPCR, ddPCR, isothermal amplification (LAMP), Gel-Electrophoresis, Electroporation, Drug screening, in vitro Aseptic Cell Culturing, Lentivirus Generation, in vitro virus production, Western Blot, Bacterial Culture, Fluorescence Microscopic Imaging, and Immunostaining.

  Ms. WEI received her Master of Science in Biomedical Engineering from University of California, San Diego and her Bachelor of Science in Bioengineering from University of California, San Diego.

- **Mr. Rishi KHETTRY**

  Research Scientist

  Mr. KHETTRY was a research associate in cell line development at Sanofi, he conducted research on genetic and molecular mechanisms of heart failure and metabolic disorders by extracting mice hearts, recording cardiovascular measurements, performing analysis of heart tissue, and completing cell culture. Explored role of RNA splicing regulator RBFox1 as it relates to maturation of stem cell derived cardiomyocytes using transcriptome analyses of both neonatal and adult hearts. He has co-authored a review of cardiovascular application of scRNA seq, and peer-reviewed manuscripts involving cardiomyocyte maturation, mRNA classifiers, and identification of biomarkers for different heart failure phenotypes

  Mr. KHETTRY received his B.Scs. in Psychobiology and the Dean's List Award from University of California Los Angeles.

PrimeGen US Inc. Management Team

Management Team Information (5)

- **Dr. Linda S. SHER, MD.**

  Chief Medical Advisor

  Dr. SHER is a Professor of Clinical Surgery and Director of Clinical Research in the Division of Hepatobiliary Surgery and Abdominal Organ Transplantation at Keck School of Medicine of University of Southern California (USC). After completing her medical school education and surgical residency at Mount Sinai School of Medicine in New York, Dr. SHER undertook her fellowship training in Liver and Kidney Transplantation at the University of Pittsburgh. Following her fellowship in 1988, Dr. SHER was involved in the establishment of two liver transplant programs in Los Angeles prior to joining the USC program in 2001.

  Dr. SHER has participated in and overseen over 50 research projects and is currently very active in the development of the clinical and basic science research components of the USC Abdominal Organ Transplantation Program. She has numerous publications on immunosuppression, chronic rejection, disease recurrence, infection, and prophylaxis and hepatobiliary surgery. Dr. SHER is one of the original editors of Current Opinion in Organ Transplantation and has endeavored over the years to provide the reader with an up-to-date overview of the entire field of organ transplantation.

- **Dr. Michael SHA, Ph.D.**

  Senior Genetic Engineering, Science & Technology Consultant, Director of Research & Development,

  Dr. SHA is a highly recognized R&D leader with more than 25 years' experience in molecular genetics and diagnostics. He is CTO and SVP of R&D at DiaCarta Inc currently. His molecular genetics R&D experience at previous companies has provided extensive opportunities to work with NGS and its application in liquid biopsy for cancer diagnostic, fetal cell diagnostics for NIPT, metagenomics, in vitro diagnostics/companion diagnostic and bio-nanotechnology. Dr. SHA worked as the R&D director to lead and develop functional screening of uncultivable bacteria through microfluidic chip PCR and NGS at GALT Inc. His focus, work ethic, and drive have led multiple teams to receive numerous awards, over $3 million for CTC/ctDNA NGS and cardiac biomarkers POC projects for the Intensity Innovation Program through three years continually during working at Thermo Fisher Scientific Inc. He also worked as a senior staff scientist to lead molecular biology team for developing Chip PCR for NGS and CMOS-based Sequencing System at Illumina Inc. At Roche Diagnostics, Dr. SHA focused to discover biomarkers for the rare fetal cell from the maternal blood circulation for noninvasive prenatal diagnosis.

  Dr. SHA has a Postdoctoral in HPV E6-mediated p53 protein degradation research at the school of medicine, University of California, San Francisco (UCSF). He holds 20 patents and has published over sixty papers.

PrimeGen US Inc. Management Team

Management Team Information (6)

- **Dr. Thomas BARTER, Ph.D.**

  Senior Bio-informatic & Artificial Intelligence (AI) Consultant

  Dr. BARTER is a detail-oriented Data Analyst with a Ph.D. in Computational Biological science, and 8+ years of work experience. Skilled in programming and database languages including R, Python, SQL and bash. Applying statistical methods, advanced analytics, software skills, critical thinking, efficiency, and reliability to produce impactful results as a Bioinformatic Scientist. Utilizing excellent communication skills, organizational skills and attention to detail to deliver results and solutions

  Dr. BARTER received his Ph.D. in Biological Science from University of California Irvine, Irvine, CA and his Bachelor of Science in Biological Science also from University of California Irvine, Irvine, CA

- **Dr. Victor K. LEE, J.D., Ph.D.**

  Senior Legal and Intellectual Property (IP) Advisor

  Dr. LEE is a highly skilled attorney and business executive with more than 20 years of experience in protecting a company's intellectual property (IP) assets and contributing to company's revenue growth in the life sciences industry. His background and experience include private practice in a major law firm (Pennie & Edmonds), in-house counsel of a global healthcare company (F. Hoffmann-La Roche), and Vice President and Chief IP Counsel of a publicly traded biotechnology company (Celera). He began his professional career as a research scientist in the area of cancer immunology.

  Dr. LEE received his J.D. from Brooklyn Law School, His Ph.D. in Experimental Pathology from the University of Washington, and his B.Scs. from Eastern Washington University.

PrimeGen US Inc. Management Team

Management Team Information (7)

❑ Dr. Desmond Dev MENON, Ph.D., CMLS

Scientific Advisor, pharmaceutical manufacturing, and clinical trials for the Asian and Australian market

Dr. MENON is a multifaceted, self-directed, and disciplined medical research scientist with a combination of over 20 years of experience in academia, clinical pathology laboratory and pharmaceutical manufacturing industry. He is the director and founder of R3Gen, a research lab-based company that facilitates greater translation of medical science knowledge from research to implementation. Dr. MENON is a member of the Regenerative Medicine Foundation (**RMF**), International Society for Stem Cell Research (**ISSCR**), Australasian Society for Stem Cell Research (**ASSCR**), the Australian Association for Clinical Biochemist (**AACB**), the Australian Medicinal Cannabis Association (**AMCA**), and recognized COVID-19 expert under the Australian Academy of Science (**AAS**).

Dr. Menon received his Ph.D. from the School of Medical and Health Sciences, Edith Cowan University, Perth, Australia.

❑ Dr. Joseph D. REDDY, Ph.D.

Advisor, Medical Business Development

Dr. REDDY is a serial entrepreneur with 15+ years of progressive leadership in life science research, business development, innovative product development, and technology commercialization. He is passionate about bringing diverse technologies, scientists, and strategic partners together to discover and develop breakthrough therapies for diseases affecting human life across the globe. He is a result-oriented executive with the ability to combine working knowledge of science, finance, and operational concepts into strategic and tangible action plans to achieve record growth. Dr. REDDY has worked with numerous start-up companies as an advisor, provided management support, and served on their Boards. Previously, as the President and CEO of Lacerta Therapeutics, he built and led Lacerta, an Adeno-Associated Virus (AAV) gene therapy company to develop therapies for central nervous system and lysosomal storage diseases. Currently, he is the Co-founder and CEO of Codomax Inc., which uses its proprietary Epi-MAX platform technology to reengineer DNA and mRNA-based sequences to improve biomanufacturing efficiency of recombinant proteins, viral vectors, improve protein expression in target tissues while minimizing protein synthesis in non-target types.

Dr. REDDY received his MBA from the University of Florida, Ph.D. in Plant Science from the University of Idaho, MSc. in Microbiology, summa cum laude, and BSc. in Agriculture.

PrimeGen US Inc. Management Team

Management Team Information (8)

- **Dr. Larry L. EASTLAND, Ph.D.**

  Advisor, Government Relationship

  Dr. Larry EASTLAND is a seasoned entrepreneur who leads an international business advisory group, Global Public Strategies, Ltd., for more than three decades on four continents. He is Chairman of the Board of Directors of The John A. Widtsoe Foundation, an affiliate of the University of Southern California. Additionally, he has served four U.S. Presidents including Staff Assistant to the President; U.S. Delegate to the World Tourism Organization; Director of Operations for the Summit of Industrialized Nations; and Deputy to the Undersecretary of State. He is a combat decorated U.S. Marine Corps officer.

  Dr. EASTLAND received his Ph.D. and A.M. from University of Southern California specializing in quantitative behavioral research (Political Science/Public Policy) and Fellowship in American Government and Politics, B.A. from Brigham Young University: joint degree in Political Science and International Relations.

PrimeGen™ US

PrimeGen US Matured Commercialization Plan



PrimeGen US - Unique & Cost-Effective Allogeneic Stem Cell Treatment Strategy (1)

- Most of the stem cell treatment research is focused on Autologous Stem Cell transplant treatment. “Auto” means self, so the Autologous procedure uses patient’s own stem cells or cells from a healthy donor whose genetic material is similar with the patient. Recently, it has been discovered that Pluripotent Stem Cells could be an alternative, but the source of the Pluripotent Stem Cell also needs to have genetic material similar with the patient. Healthy stem cell from the doner or from Pluripotent Stem Cells can be genetic engineered to create healthy & stronger stem cell, that is suitable to the patient’s treatment – such as to replace the patient’s stem cells that are damaged by high-dose chemotherapy and/or damaged by other type of disease (such as cancer, diabetes etc.). Transplanted cells help support patient’s body to produce healthy stem cells.

- Some of the difficult issues related to Autologous Stem Cell transplant treatment are: (1) the high cost involved, (2) the extensive time required to incubate the customized individual patient’s genetic engineering stem cell, and (3) the requirements of the Autologous Stem Cell must have genetic material, which is similar with the patient. This makes the selection of doner more challenging. This type of treatment is very selective, and is a custom-made process designed to be used by one individual (i.e., not a “ONE for ALL” solution). Because of the selective and customized nature of the Autologous Stem Cell treatment, the cost and time involved in each treatment cannot be spread out over multiple patients. Each treatment is highly customized. As a result, the cost involved is in thousands of dollars or even millions of dollars per patient.

PrimeGen US - Unique & Cost-Effective Allogeneic Stem Cell Treatment Strategy (2)

- PrimeGen US has a different, significantly improved, approach to stem cell treatment. PrimeGen US focuses on Allogeneic treatment by using Mesenchymal Stem Cell (MSC), which is an Allogeneic Stem Cell treatment. Allogeneic Stem Cell transplantation involves the use of stem cells from someone other than the patient. The donated stem cells can come from either a person related or not related to the patient. With this approach, the difficult issues related to the Autologous Stem Cell transplant can be resolved. In other words, the Allogeneic Stem Cell treatment is a “ONE for ALL” type of treatment. That means: (1) significantly reduced costs, because the development cost can be allocated among many other patients, (2) there is no requirement to have a special incubation process for one customized stem cell (mass scalar process can grow millions and trillions stem cell from one source stem cell and store those cells in cryogenic storage, which can be shipped at any time to anywhere in the world), and (3) because this approach is an Allogeneic treatment strategy, there is no need to screen and select special donors with genetic material similar to the patient (any healthy individual can be a donor).

PrimeGen US - Unique & Cost-Effective Allogeneic Stem Cell Treatment Strategy (3)

- The ***PrimeGen Activated MSC Platform*** includes PrimeGen's proprietary integrated Bio-Reactor Activation and Incubation Technologies plus RoosterBio's 3-D cell expansion Bio-Reactor, which is a mass scalar process that can grow and activate millions and trillions of stem cell at the same time from one source stem cell and store those cells in cryogenic storage, which can be shipped at any time to anywhere in the world for therapeutic treatment. With this ***PrimeGen Activated MSC Platform***, PrimeGen US can implement a vertically integrated production process (including a storage and logistic system), which PrimeGen US believes is essential for the commercialization of its Allogeneic Stem Cell treatment strategy.

- Since, PrimeGen US's proprietary/patented technologies can "accelerate and improve" the potency of Mesenchymal Stem Cells in an allogeneic therapeutic model, it is expected to enable PrimeGen US to deliver novel, superior stem-cell treatments for liver and potentially other life-threatening diseases (such as diabetes, cancer, leukemia, graft-versus-host disease (GvHD), multiple sclerosis (MS), Crohn's disease (CD), amyotrophic lateral sclerosis (ALS), myocardial infarction (MI), acute respiratory distress syndrome (ARDS), Rheumatoid, arthritis, Alzheimer's disease, etc. The ***PrimeGen Activated MSC Platform*** allows for the rapid identification of regulatory cytokines and proteins responsible for immune and inflammatory response. With ***PrimeGen Activated MSC***, PGUS can develop targeted therapies for multiple inflammatory diseases, thus creating an extensive drug development pipeline for many therapeutic treatments.

Human Umbilical Cord (hUC) MSC Scalability

3.6 E+11 Cells

Starting Point:
A single human umbilical Cord Stem Cell (hUC MSC):

hUC MSCs are harvested, and culture expanded to P3 by cell vendor before acquired by PrimeGen US.


P4
3.42E+12
MSCs
P5
2.754E+13
MSCs
P6
2.3409E+14
MSCs
P7
1.98977E+15
MSCs

PrimeGen US grows cells to P4

PrimeGen US grows cells to P5

PrimeGen US grows cells to P6

PrimeGen US grows cells to P7

Benefits of PrimeGen Activated MSC Platform

stemXcell™

Patented & Proprietary Technologies Ready for Commercialization

* 3D mass incubation & activation
* Scalar processes can grow more FDA Master Filed, clinical grade cells and reduce cost significantly.
* FDA Master Filed facility, apparatus & procedures
* Culture and expand to millions of clinical grade Activated MSC
* Patented cryogenic storage with close to 80% potency
* Ready for storage and shipment at anytime to anywhere in the world

	Autologous Human Bone Marrow MSCs	Allogeneic Adipose MSCs - Mature cells -	stemXcell™ - Perinatal hUC MSCs -
Age/Stem Cell Function	These adult MSCs are the same age as the patient, and health of the cells is directly related to the health of the donor/patient. Stem cell functionality decreases with age. Doses yielded can only be used to treat the donor/patient.	The healthy and viable adult MSCs are harvested from a qualified donor and are culture expanded for maximum viability and potency. One donor can yield doses for many patients.	Umbilical Cord tissue is harvested during cesarian childbirth. MSCs are extracted and culture expanded for maximum viability and potency, then activated via stemXcell platform. One donor can yield treatments for millions of patients.
Stemness of Cells	1	100	Millions
Dose Scalability			

PrimeGen™ US

Problem Related to Inflammatory Diseases



Problem

The Inflammatory Response


Injury
•Trauma
•Infection
•Viral/Bacterial
•Genetic
Inflammatory Response
• Monocyte
• Macrophages
• Lymphocytes
• Cytokines
Acute Inflammation
• Radical Immune Response
• Drug/Alcohol Overdose
• Persistent Infection
Chronic Inflammation
•Unresolved Immune Response
•DNA Damage
•Fibrosis/Cirrhosis
•Necrosis - Cell Death

Problem – Systemic Inflammation


Inflammation
Liver Disease
Coronary Disease
Diabetes
Arthritis
Lupus Nephritis
Alzheimer 's
Dermatiti s
Allergies
Auto Immune Disease
Allergic Disorders
Aging

Inflammation is the immune system's response to a perceived injury or infection. When you're injured, this inflammation is actually a good thing. The area you injured will become red and swell as an army of beneficial white blood cells flow in to fight infection and help you heal. The same response occurs in other parts of your body when you encounter a virus or infection. But sometimes this immune response occurs when it shouldn't. It can be triggered, for example, when you are exposed to toxins, and by other causes such as chronic stress, obesity, and autoimmune disorders. In these cases, instead of moving in, healing the problem, and then returning to normal, the inflammation persists over time. It's thought that this chronic state of inflammation can lead to numerous health problems, including heart disease, arthritis, depression, Alzheimer's disease, and even cancer.

The 138 Million Person Problem in USA



Obesity - 138 Million

NAFLD - 100 Million

NASH - 30 Million

Cirrhosis – 4.5 M

Revolutionary Stem Cell Treatment for Inflammatory Diseases




PRIMEGEN ACTIVATION
TISSUE REPAIRMENT
Tissue repairment
Exosomes
Growth factors
MSC
Phagocytosis of MSCs
Macrophage
Mϕ
IL-10
IDO
TGF-β
Mature DC
NK cell
IDO, PDL-1, PGE2,NO, GAL, TGF-β HO-1, HLA-G
IDO, PGE2, TGF-β, HLA-G, IL-6
CD4⁺ T cell
CD8⁺ T cell
B cell
Monocyte
M2 Mϕ
Naïve T cell
Treg
↓TNF-α, IFN-γ production
Inflammatory Cytokines
↑ IL-10 production
Anti-Inflammatory Cytokines
Anti-inflammatory effect

ANTI-INFLAMMATORY EFFECT

The PrimeGen Activated MSC Platform


Inflammatory Diseases
Discovery
Collect Blood & Tissue
Detect up-regulated genes and cytokines
Grow & Activate
Culture Expansion + Cytokine Activation
stemXcell™
Test & Analyze
In vitro
In vivo
Identify up-regulated biomarkers
Specialized Therapies

USA Pre-IND Study (1)


stem cell™

Prolonging Life

The liver is a unique organ. It is one of the few organs in the body that can self-regenerate. With most organs, such as the heart, damaged tissue is replaced with fibrotic tissue. **The liver**, however, can replace damaged tissue with new cells. hUC activated MSC's provide a healthy microenvironment to facilitate this regeneration process.


A
B
C
100%
0%
14%
60%
100%
N
P = 0.01

Survivability

3 cohorts of mice with humanized liver and alcohol induced hepatitis. Cohort A received a placebo. Cohort B received MSC's, Cohort C received PrimeGen US activated Mesenchymal Stem Cells (MSC).

USA Pre-IND Study (2)

stem cell™

Protecting the Liver

hUC activated MSCs can provide protection through their inherent immunomodulatory properties


100x
400x
MSC Treated
PBS Control

USA Pre-IND Study (3)


stemcell™

Restores Liver Function

A liver function test with raised alanine aminotransferase (ALT) and raised aspartate aminotransferase (AST) levels will show indications of liver damage or injury. hUC activated MSCs have shown to reduce and regulate ALT/AST levels in alcohol-induced liver injury.


ALT from ASH Cohort 2
ALT (IU/ml)
0
100
200
300
400
500
Pretreatment
Post-treatment
Pre- or post-treatment
PBS Control
Activated IP+ IV
Activated IP
Activated IV
Non Activated Control
AST from ASH cohort 2
AST (IU/ml)
Pre- or post-treatment

P < 0.01

All mice had elevated enzymes at the outset indicating liver damage. All control mice including the one surviving mouse had elevated enzymes at death. All mice receiving non-activated or activated cells including those that died (2 with non-activated cells) demonstrated a significant decrease in the enzymes at time of death. The most pronounced decreases were seen in the mice that received activated cells both IP and IV.

PrimeGen™ US

PrimeGen US Concept Proven And Successful Humanized Mice Clinical Study



PGUS has a successful research in collaboration with the University of Southern California Keck Medical School & published this paper: "*Activated and nonactivated MSCs increase survival in humanized mice after acute liver through alcohol binging*" in Hepatology/AASLD on June 30, 2021.

Concept Proven High Survivability Treatment Strategy (1)

Results of this first research report shows Activated MSC-treated mice retained human serum albumin levels after treatment

To examine the quantity of functional hepatocytes in the liver after treatment, we isolated RNA from all three groups and measured human albumin levels relative to mice. Before alcohol liver injury, we showed human mitochondria DNA levels of our humanized FRG mice to be between 60% and 70%. Quantitative PCR analysis revealed a significantly higher human albumin level relative to mouse in activated MSC–treated mice. This data indicates the importance of activated MSCs in alleviating liver injury in our humanized mouse model.


(A)
400X
Zoom
DAPI
VIMENTIN
Merge
(B)
Vimentin
Relative fold increase
PBS
Non Activated MSCs
Activated MSCs
(C)
Ki67 expression
(D)
MPO
(E)
Human ALBUMIN
Non-Activated MSCs
Activated MSC

Vimentin validates the location of human MSCs in the liver. (A) Vimentin (human-specific) immunohistochemistry (IHC) shows minimal expression in only the activated MSC–treated group. Scale bar = 10 μm. (B) Quantitative PCR shows a significant 2-fold increase in Vimentin MSC marker compared with PBS control group. (C) Ki-67 marker was significantly elevated in activated MSCs compared with PBS and nonactivated MSCs. (D) Myeloperoxidase (MPO) expression marker was significantly decreased in both activated and nonactivated MSCs compared with PBS-treated group. (E) Activated MSCs expressed significantly lower human serum albumin levels compared with PBS control. DAPI, 4′,6-diamidino-2-phenylindole. *= $p < 0.05$, **: $P < 0.01$, ****: $p < 0.0001$.

Concept Proven High Survivability Treatment Strategy (2)

The 1st Research Report published in cooperation with University of Southern California


A
B
C
100%
0%
14%
60%
100%
N
P = 0.01
Survivability
3 cohorts of mice with humanized liver and alcohol induced hepatitis. Cohort A received a placebo. Cohort B received MSC's, Cohort C received UC activated Stem Cells.

Mice' Survivability amongst Cohorts


(A)
400X
Zoom
DAPI
VIMENTIN
Merge
(B)
Vimentin
Relative fold increase
PBS
Non Activated MSCs
Activated MSCs
(C)
Ki67 exression
(D)
MPO
(E)
Human ALBUMIN

Mice' humanized liver shows sign of MSC activities, possibly a sign of regenerative activity

The second research report, also a collaboration between PGUS & University of Southern California Keck Medical School: "*Activated Frozen Mesenchymal Stem Cells in Humanized Mice after Induction of Acute Liver Injury through Alcohol Binging*" was published on International Journal of Physical Medicine & Rehabilitation on March 24, 2024.

Concept Proven High Survivability Treatment Strategy (3)

- This second research indicates treatment with high-dose frozen-thawed activated umbilical cord MSCs can result in improved survival and histology in mice with humanized livers and alcohol-induced liver injury. Additionally, this therapy does not appear to be associated with adverse effects.

- This research data also was presented by **Dr. Sean P. MARTIN, MD.**, Doctor of Osteopathic Medicine, Clinical Instructor of Surgery (Fellow), of the Keck Medical School of USC at the **American Transplant Congress 2023**, which was held in San Diego, California on June 5, 2023. **Dr. MARTIN's** presentation Abstract Program: LB015 – "***Activated Frozen Thawed Mesenchymal Stem Cells in Humanized Mice After Induction of Acute Liver Injury Through Alcohol Binging Response at Various Doses***" is very well received by the attending doctors.

A


Alcohol-associated hepatitis
Explant tissue
MSCs
48 h
Conditioning media – + – –
Activated MSCs – – + –
Non-activated MSCs – – – +
β-TUBULIN

B


MSC
Hyaluronan
Extracellular Matrix (ECM)
NLRP3 Inflammasome
CASPASE
GASDERMIN D P30
GASDERMIN D P20
Necroptosis
Pyroptosis

Concept Proven High Survivability Treatment Strategy (4)

- **The first study report shows:** alcohol-induced liver injury humanized mice after treated with fresh PGUS Activated MSC has 100% survivability.
- **The second study report primary objective:** was to evaluate the safety and efficacy of various doses of frozen-thawed activated MSCs compared to placebo in the treatment of acute alcohol-induced liver injury in humanized mouse livers. Secondary objectives included evaluating hepatic chemistries, biomarkers and pathology at various doses.
- **The results** indicate at the highest administered dose, 1 million activated umbilical cord MSCs, there was a statistically significant survival increase compared to placebo (p=0.03). Histologic findings correlated with survival with 27 surviving animals demonstrating 1 to 2+ steatosis with no necrosis. Of the 35 animals that died, 23 demonstrated necrosis and 9 showed various degrees of steatosis. Using food consumption and body weight as measures of safety showed no statistical differences between study groups.


A
Alcohol-associated hepatitis
Explant tissue
MSCs
48 h
Conditioning media – + – –
Activated MSCs – – + –
Non-activated MSCs – – – +
β-TUBULIN
B
IL-17
MSC
IL6, IL17A, CD44
CD44
Hyaluronan
IL-6
IL-17A
Extracellular Matrix (ECM)
STAT3
CREB
RIPK1
RIPK3
NLRP3 Inflammasome
BCL-2
MLKL
GASDERMIN
CASPASE
GASDERMIN D P30
Necroptosis
GASDERMIN D P20
Pyroptosis

Concept Proven High Survivability Treatment Strategy (5)

- **What does the second research data mean?** The research data indicates that PrimeGen US MSC treatment strategy has a very high potential, and this treatment strategy could be successful. Keck Medical School of USC using frozen-thawed activated umbilical cord MSCs from PrimeGen US, result in improved survival and histology in mice with humanized livers and also have alcohol-induced liver injury. Additionally, this therapy does not appear to be associated with adverse effects. That means this PrimeGen US frozen-thawed activated umbilical cord MSCs treatment could be successful in the U.S. FDA IND clinical trials. Also, by using frozen-thawed activated umbilical cord MSCs it means that the future commercialization of this treatment is viable. PrimeGen US can store the Activated MSCs for a long period and then ship those frozen MSCs to anywhere in the world. The local doctor can then thaw the MSCs and administrate the treatment with higher doses than if with non-frozen MSCs (helping achieve improved survival and histology without with adverse effects).

A


Alcohol-associated hepatitis
Explant tissue
MSCs
48 h
Conditioning media – + – –
Activated MSCs – – + –
Non-activated MSCs – – – +
β-TUBULIN

B


TNF-α
IFN-γ
IL-17
STAT3
STAT1
CREB
MSC
IL6, IL17A, CD44
CD44
Hyaluronan
IL-6
IL-17A
Extracellular Matrix (ECM)
STAT3
CREB
RIPK1
RIPK3
BCL-2
MLKL
NLRP3 Inflammasome
GASDERMIN
CASPASE
GASDERMIN D P30
GASDERMIN D P20
Necroptosis
Pyroptosis

PrimeGen™ US

FDA Clinical Trial of PrimeGen US Cell-based MSC Treatment for Acute Liver Injury



Therapeutic Treatments, Which Has Received Priority From FDA for Clinical Trails


Product
Indication
Discovery
Preclinical
Phase 1
Phase 2
Phase 3
L1C
Chronic Liver Disease*
L1NA
Chronic Liver Disease*
L1A
Acute Liver Failure
D2A
Diabetes Type II
AS1
Atherosclerosis
DW1
Dermal Wounds
BMP7
Fibrosis
OA1
Osteoarthritis
AD1
Atopic Dermatitis
China
USA
* Pending NMPA Special Approval

Therapeutic treatments, which has received priority from FDA for clinical trails

PrimeGen™ US

PrimeGen BioTech & PrimeGen US Patents



Patent Protection – New Patents Filed by PrimeGen US (1)

- In 2020, PrimeGen US filed a new Patent Application **"Methods of Treatment Using Encapsulated Cells (BMP7 - for Fibrosis treatment)"** for Treatment of Fibrosis by using Encapsulated Cells (BMP7). This new Bone Morphogenetic Protein-7 (BMP7) technology has the potential to prevent scar tissue developments after surgery and potentially can reverse transition produced by chronic allograft nephropathy. Other potential application includes using this new BMP7 technology to reduce chronic rejection by patients' immune system of genetic engineering cell-based drug.

- In 2021, PrimeGen US filed a new Patent Application; **"Methods and Composition for Treating Liver Disease (Activated MSCs for the treatment of Liver Diseases)"**, which is specifically covers the treatments of acute liver injury with Activated MSCs (this is intended to cover a larger area with more specifics than the Rutgers University's original patent.

Patent Protection – New Patents Filed by PrimeGen US (2)

- **Methods of Treatment Using Encapsulated Cells (BMP7-for Fibrosis treatment)**

  Publication number: PCT/US2020/41580 (PCT filed and written opinion responded to)
  Abstract: Provided are methods of treatment comprising administering to a subject in need of a therapeutically effective amount of encapsulated cells to an affected tissue or organ.
  Type: Application
  Filed: July 10, 2020
  Expiration date: July 10, 2040
  Applicant: PrimeGen US, Inc.,
  Inventors: Joel Marh

Patent Protection – New Patents Filed by PrimeGen US (3)

- **Methods and Composition for Treating Liver Disease (Activated MSCs for the treatment of Liver Diseases)**

  Publication number: US/63/188,121

  Abstract: Provided are method of treatment comprising administration to a subject, in need thereof, a therapeutically effective amount of activated stem cells to affected tissue or organ. The methods described herein are treatment modalities employing mesenchymal stem cells (MSC) in the treatment of mammals, as well as MSC purification and formulation method including the “activation” or “preconditioning” of stem cells.

  Type: **Application**

  Filed: May 13, 2021

  Expiration date: May 13, 2041

  Applicant: PrimeGen US, Inc.,

  Inventors: Joel Marh

Patent Protection – Patents Filed by PrimeGen BioTech (1)

- ## Ex host maturation of germline stem cells

Patent number: US/9657267 B2

Abstract: Methods are provided for the ex-host maturation of immature germline cells into haploid gametes for restoration of fertility in patients in need thereof.

Type: **Grant**

Filed: November 5, 2010

Date of Patent: May 23, 2017

Expiration Date: January 25, 2034

Assignee: PrimeGen Biotech LLC

Inventors: Fariborz Izadyar, Johnny Yung-Chiong Chow, Constance Yuen

Patent Protection – Patents Filed by PrimeGen BioTech (2)

- ## Cryopreservation of cells and tissue for clinical application

Patent number: US/9629357 B2

Abstract: Disclosed herein are methods for cryopreserving cells and tissues under clinical conditions, allowing production of viable cell products suitable for transplantation.

Type: **Grant**

Filed: February 3, 2014

Date of Patent: April 25, 2017

Expiration date: July 3, 2035

Assignee: PrimeGen Biotech LLC

Inventors: Fariborz Izadyar, Jason Pacchiarotti, Marnie Olmstead, Kyle Howerton, Thomas Ramos

Patent Protection – Patents Filed by PrimeGen BioTech (3)

- **Cryopreservation of Cells and Tissue for Clinical Application**

  Publication number: US/20140220551 A1

  Abstract: Disclosed herein are methods for cryopreserving cells and tissues under clinical conditions, allowing production of viable cell products suitable for transplantation.

  Type: **Grant**

  Filed: February 3, 2014

  Publication date: August 7, 2014

  Date of Patent: April 25, 2017

  Expiration Date: July 3, 2035

  Applicant: PrimeGen Biotech LLC

  Inventors: Fariborz Izadyar, Jason Pacchiarotti, Marnie Olmstead, Kyle Howerton, Thomas Ramos

Patent Protection – Patents Filed by PrimeGen BioTech (4)

- **Adipose-derived stem cells for tissue regeneration and wound healing**

  Patent number: US/8119398

  Abstract: Compositions and methods for promoting tissue regeneration, particularly skin regeneration, with adipose-derived stem cells are provided. Additionally, methods and compositions for promoting tissue regeneration with adipose-derived stem cell side population cells are provided. The Adipose-derived cells are administered in a tissue regenerating effect amount optionally with a bioactive agent. Additionally, the adipose derived cells can be autologous or syngeneic.

  Type: Grant

  Filed: December 30, 2005

  Date of Patent: February 21, 2012

  Expiration Date: August 21, 2028

  Assignee: PrimeGen Biotech LLC

  Inventors: Chauncey B. Sayre, Francisco J. Silva

Patent Protection – Patents Filed by PrimeGen BioTech (5)

❑ Therapeutic reprogramming of germ line stem cells

Publication number: US/20070020759 A1

Abstract: Pluripotent therapeutically programmed cells and methods for making such cells are provided. The pluripotent therapeutically programmed cells are post-natal stem cells which have been matured such that they represent either a more differentiated state or a less differentiated state after contact with stimulatory factors. The pluripotent therapeutically reprogrammed cells are suitable for cellular regenerative therapy and have the potential to differentiate into more committed cell lineages. Also disclosed are culture media for therapeutically reprogramming post-natal stem cells.

Type: Abandoned

Filed: July 17, 2006

Publication date: January 25, 2007

Date of Patent: January 25, 2007

Applicant: PrimeGen Biotech LLC

Inventors: Chauncey Sayre, Francisco Silva, Kwok-Yuen Pau

Patent Protection – Patents Filed by PrimeGen BioTech (6)

- **Use of nuclear material to therapeutically reprogram differentiated cells**

  Publication number: US/20060188491 A1

  Abstract: Methods are provided for therapeutically reprogramming differentiated cells with nuclear extracts from pluripotent stem cells to generate a pluripotent epigenetic state in the differentiated cells. Additionally, therapeutically programmed cells for therapeutic use in patients are provided. Therapeutically programmed cells are stem cells which have matured such that they represent either a more differentiated state or a less differentiated state after contact with stimulatory factors.

  Type: Abandoned

  Filed: February 2, 2006

  Publication date: August 24, 2006

  Patent Date: August 24, 2006

  Applicant: PrimeGen Biotech, LLC

  Inventors: Chauncey Sayre, Francisco Silva

Patent Protection – Patents Filed by PrimeGen BioTech (7)

- Adipose-derived stem cells for tissue regeneration and wound healing

Publication number: US/20060147430 A1

Abstract: Compositions and methods for promoting tissue regeneration, particularly skin regeneration, with adipose-derived stem cells are provided. Additionally, methods and compositions for promoting tissue regeneration with adipose-derived stem cell side population cells are provided. The Adipose-derived cells are administered in a tissue regenerating effect amount optionally with a bioactive agent. Additionally, the adipose derived cells can be autologous or syngeneic.

Type: Grant

Filed: December 30, 2005

Publication date: July 6, 2006

Date of Patent: February 21, 2012

Expiration Date: August 21, 2028

Applicant: PrimeGen Biotech LLC

Inventors: Chauncey Sayre, Francisco Silva

Patent Protection – Patents Filed by PrimeGen BioTech (8)

- **Therapeutic reprogramming, hybrid stem cells and maturation**

Publication number: US/20050170506 A1

Abstract: Therapeutically programmed cells and methods for making such cells are provided. Therapeutically programmed cells are stem cells which have matured such that they represent either a more differentiated state or a less differentiated state after contact with stimulatory factors. The therapeutically reprogrammed cells are suitable for cellular regenerative therapy and have the potential to differentiate into more committed cell lineages. Additionally, hybrid stem cells suitable for therapeutic reprogramming and cellular regenerative therapy are provided.

Type: Abandoned

Filed: February 16, 2005

Publication date: August 4, 2005

Patent Date: August 4, 2005

Applicant: PrimeGen Biotech LLC

Inventors: Chauncey Sayre, Francisco Silva

Patent Protection – Patents Filed by PrimeGen BioTech (9)

- **Therapeutic reprogramming, hybrid stem cells and maturation**

  Publication number: US/20050170506

  Abstract: Therapeutically programmed cells and methods for making such cells are provided. Therapeutically programmed cells are stem cells which have been matured such that they represent either a more differentiated state or a less differentiated state after contact with stimulatory factors. The therapeutically reprogrammed cells are suitable for cellular regenerative therapy and have the potential to differentiate into more committed cell lineages. Additionally, hybrid stem cells suitable for therapeutic reprogramming and cellular regenerative therapy are provided.

  Type: **Abandoned**

  Filed: February 16, 2005

  Publication date: August 4, 2005

  Applicant: PrimeGen Biotech LLC

  Inventors: Chauncey Sayre, Francisco Silva

Patent Exclusively Licensed From Rutgers State University of New Jersey (1)

- **Kit containing stem cells and cytokines for use in attenuating immune responses**

  Patent number: US/8,685,728 B2

  Abstract: The present invention relates to a composition and methods of treatment for inflammation comprising of adult stem cells and inflammatory cytokines. The invention further relates to the treatment of inflammation associated with autoimmune disorders, allergies, sepsis, cancer as well as to preventing, reducing or treating transplant rejection and/or graft-versus-host disease (GvHD).

  Type: Grant

  Filed: January 3, 2009

  Issue Date of Patent: April 1, 2014

  Expiration Date: April 1, 2029

  Assignee: Rutgers State University of New Jersey

  Inventors: Yufang Shi, Guangwen Ren, Liying Zhang

Patent Exclusively Licensed From Rutgers State University of New Jersey (2)

- **Method for attenuating immune response using mesenchymal stem cells and cytokines**

  Patent number: US/9,301,979 B2

  Abstract: The present invention relates to a composition and methods of treatment for inflammation comprising of adult stem cells and inflammatory cytokines. The invention further relates to the treatment of inflammation associated with autoimmune disorders, allergies, sepsis, cancer as well as to preventing, reducing or treating transplant rejection and/or graft-versus-host disease (GvHD).

  Type: Grant

  Filed: February 6, 2014

  Issue Date of Patent: April 5, 2016

  Expiration Date: April 5, 2031

  Assignee: Rutgers State University of New Jersey

  Inventors: Yufang Shi, Guangwen Ren, Liying Zhang

Patent Excusively Licensed From Rutgers State University of New Jersey (3)

Compositions for inducing or suppressing an immune response

Patent number: US/10,046,011 B2

Abstract: The present invention provides methods or kits with inflammatory cytokines to pretreat 1-ISCs to augment their immune modulatory effect, in prevention and treatment of various diseases such as multiple sclerosis, arthritis, lupus, sepsis, hepatitis, cirrhosis, Parkinson's disease, chronic infections, and GvHD. The present invention relates to novel methods for enhancing the immunosuppressive or the immune stimulatory activities of mesenchymal stem cells (JvfSCs).

Type: Grant

Filed: June 15, 2015

Issue Date of Patent: August 14, 2018

Expiration Date: August 14, 2033

Assignee: Rutgers State University of New Jersey

Inventors: Yufang Shi, Guangwen Ren, Liying Zhang

Patent Exclusively Licensed From Rutgers State University of New Jersey (4)

Methods for enhancing immunosuppression

Patent number: US/2021/0213067 A1

Abstract: The present invention provides methods or kits with inflammatory cytokines to pretreat 1-ISCs to augment their immune modulatory effect, in prevention and treatment of various diseases such as multiple sclerosis, arthritis, lupus, sepsis, hepatitis, cirrhosis, Parkinson's disease, chronic infections, and GvHD. The present invention relates to novel methods for enhancing the immunosuppressive or the immune stimulatory activities of mesenchymal stem cells (JvfSCs).

Type: Grant

Filed: January 15, 2021

Issue Date of Patent: July 15, 2021

Expiration Date: July 15, 2036

Assignee: Rutgers State University of New Jersey

Inventors: Yufang Shi, Guangwen Ren, Liying Zhang

Patent Exclusively Licensed From Rutgers State University of New Jersey (5)

Methods of producting activated mesenchymal stem cells

Patent number: US 10,898,523 B2

Abstract: The present invention provides methods or kits with inflammatory cytokines to pretreat 1 - ISCs to augment their immune modulatory effect , in prevention and treatment of various diseases such as multiple sclerosis, arthritis, lupus, sepsis, hepatitis, cirrhosis, Parkinson's disease, chronic infections, and GvHD. The present invention relates to novel methods for enhancing the immunosuppressive or the immune stimulatory activities of mesenchymal stem cells (JvfSCs).

Type: Grant

Filed: August 10, 2018

Issued Date of Patent: January 26, 2021

Expiration Date: January 26, 2036

Assignee: Rutgers State University of New Jersey ,

Inventors: Yufang Shi, Guangwen Ren, Liying Zhang

Patent Protection – Patents related to MSC activation & treatment

Patent Title	US Patent Number	Filed Date	Issue Date	Expiration Date
Kit Containing Stem Cells and Cytokines for Use in Attenuating Immune Responses	US/8,685,728 B2	01/30/2009	04/01/2014	04/01/2029
Method for Attenuating Immune Response Using Mesenchymal Stem Cells and Cytokines	US/9,301,979 B2	02/06/2014	04/05/2016	04/05/2031
Compositions for Inducing or Suppressing an Immune Response	US/10,046,011 B2	06/15/2015	08/14/2018	08/14/2033
Methods for Enhancing Immunosuppression	US/2021/0213067 A1	01/15/2021	07/15/2021	07/15/2036
Method of Producing Activated Mesenchymal Stem Cells	US 10,898,523 B2	08/10/2018	01/26/2021	01/26/2036
Methods of Treatment Using Encapsulated Cells (BMP7-for Fibrosis treatment)	PCT/US2020/41580 (PCT filed and written opinion responded to)	07/10/2020	In-progress	07/10/2040
Methods and Composition for Treating Liver Disease (Activated MSCs for the treatment of Liver Diseases)	US/63/188,121	05/13/2021	In-progress	05/13/2041


2020
2025
2030
2035
2040
Licensed by Rutgers
Licensed by Rutgers
Licensed by Rutgers
Licensed by Rutgers
Licensed by Rutgers
Developed by PGUS
Developed by PGUS

Foundational Patents Including The Five Licensed By Rutgers

Patent Families	Number of Patents
PrimeGen BioTech - Issued	5
PrimeGen BioTech - Pending	None
PrimeGen BioTech Exclusively Licensed Patents From Rutgers – Issued	5
PrimeGen US Patents – Pending	2
Total Patents	**10 Issued & 2 Pending**

PrimeGen is an exclusive licensee of US patents for hUC MSC activation filed by Rutgers University

RUTGERS

PrimeGen™ US

THANK YOU



Appendix - Definitions

Albumin: is a protein made by your liver. **Albumin** helps keep fluid in your bloodstream so it doesn't leak into other tissues. It is also carries various substances throughout your body, including hormones, vitamins, and enzymes. Low **albumin** levels can indicate a problem with your liver or kidneys.

ALT Enzyme: analine transaminase enzyme.

AST Enzyme: asparate transaminase enzyme.

Bilirubin: is a biomarker that can be used to detect health conditions like jaundice, anemia and liver disease. Elevated levels of bilirubin can signal that red blood cells are breaking down at an unusual rate or that the liver is not breaking down cell waste properly and clearing it from the blood.

Cirrhosis: a late stage of scarring (fibrosis) of the liver caused by many forms of liver diseases and conditions, such as hepatitis and chronic alcoholism. Each time your liver is injured — whether by disease, excessive alcohol consumption or another cause — it tries to repair itself.

MSC: Mesenchymal stem cells are multipotent adult stem cells that are present in multiple tissues, including umbilical cord, bone marrow and fat tissue. MSCs have been studied extensively for their immune-privileged and vast immunomodulatory properties. Mesenchymal stem cells can self-renew by dividing and can differentiate into multiple tissues including bone, cartilage, muscle and fat cells, and connective tissue.

NAFLD: Non-alcoholic fatty liver disease is a very common disorder and refers to a group of conditions where there is accumulation of excess fat in the liver of people who drink little or no alcohol. The most common form of **NAFLD** is a non-serious condition called fatty liver.

NASH: Nonalcoholic steatohepatitis is liver inflammation and damage caused by a buildup of fat in the liver. It is part of a group of conditions called nonalcoholic fatty liver disease.

DISCLAIMER

MPORTANT

The information contained in this presentation has been prepared by PrimeGen US, Inc. ("PGUS" or "the Company") and contains information pertaining to the business, operations, assets and prospects of the Company. The information contained in this presentation (a) is provided as at the date hereof and is subject to change without notice, (b) does not purport to contain all the information that may be necessary or desirable to fully and accurately evaluate an investment in the Company, and (c) is not to be considered as a recommendation by the Company that any person make an investment in PGUS. The Company is under no obligation to update any information included in this presentation. An investment in the securities of the Company is speculative and involves a number of risks.

Other than as may be authorized by the Company upon request, this presentation may not be reproduced, in whole or in part, in any form or forwarded or further distributed to any other person. Any forwarding, distribution or reproduction of this presentation in whole or in part is unauthorized. The Company takes no responsibility for, and provides no assurance as to the reliability of, any information that others may give readers of this presentation.

FORWARD-LOOKING INFORMATION AND RISK ACKNOWLEDGEMENTS

This document includes information, statements, beliefs and opinions which are forward-looking, and which reflect current estimates, expectations and projections about future events, referred to herein as "forward-looking statements" or "forward-looking information". Statements containing the words "believe", "expect", "intend", "should", "seek", "anticipate", "will", "positioned", "project", "risk", "plan", "may", "estimate" or, in each case, their negative and words of similar meaning are intended to identify forward-looking statements. By their nature, forward-looking statements involve a number of known and unknown risks, uncertainties and assumptions concerning, among other things, the Company's anticipated business strategies, anticipated results of IND, FDA and other applications, anticipated granting of certain patents, anticipated trends in the Company's business and anticipated market share, that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements. These risks, uncertainties and assumptions could adversely affect the outcome and financial effects of the plans and events described herein. In addition, even if the outcome and financial effects of the plans and events described herein are consistent with the forward-looking statements contained in this document, those results or developments may not be indicative of results or developments in subsequent periods. Although PGUS has attempted to identify important risks and factors that could cause actual actions, events or results to differ materially from those described in forward-looking information, there may be other factors and risks that cause actions, events or results not to be as anticipated, estimated or intended. Forward-looking information contained in this presentation is based on the Company's current estimates, expectations and projections, which the Company believes are reasonable as of the current date. The Company can give no assurance that these estimates, expectations and projections will prove to have been correct. You should not place undue reliance on forward-looking statements, which are based on the information available as of the date of this document. Forward-looking statements contained in this document are made of the date of this presentation and, except as required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.

DISCLAIMER

MARKET DATA AND INDUSTRY FORECASTS

Market data and industry forecasts used in this presentation were obtained from government or other industry publications, various publicly available sources or based on estimates derived from such publications and reports and management's knowledge of, and experience in, the markets in which the Company operates. Government and industry publications and reports generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. Actual outcomes may vary materially from those forecast in such reports or publications, and the prospect for material variation can be expected to increase as the length of the forecast period increases. Although the Company believes that these sources are generally reliable, the accuracy and completeness of such information is not guaranteed and have not been independently verified by the Company and as such the Company does not make any representation as to the accuracy of such information. Further, market and industry data is subject to variations and cannot be verified due to limits on the availability and reliability of data inputs, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey.

FURTHER DISCLAIMER

Neither PGUS nor its parent, affiliates, shareholders, directors, officers, agents, representatives, consultants, advisors or employees nor any of the foregoing's respective affiliates, shareholders, directors, officers, agents, representatives, consultants, advisors or employees make any representation or warranty, express or implied, as to the accuracy, completeness or thoroughness of the information contained in this document. To the fullest extent permitted by law, PGUS expressly disclaims any liability resulting from the use of the information contained herein or otherwise supplied or resulting from the failure to supply additional information.

This document is strictly confidential and may not be reproduced, summarized or disclosed, in whole or in part, without the prior written authorization of PGUS.

This material is not an offer document. Neither the information contained in this document nor any other information that may be provided in the future to its recipients by PGUS may be used as a reference for the formalization of any investment agreement.

The receipt of this document by its recipients implies full acceptance of the contents of this disclaimer notice.